Exhibit 10.38

FORM OF

PRIVATE CONTRACT FOR LEASE OF RURAL AREA

By this particular Contract, on the one hand ________________________________, (nationality)    , (profession)    , (marital status)    , bearer of identity No.     , registered in the CPF under No.       , (name and qualification of spouse, if any), resident(s) and domiciled at Street          , nº   , City/Municipality     , State of   , hereinafter referred to simply as OWNER/LESSOR, and on the other hand, (name) POTASSIUM DO BRASIL LTDA., a private legal entity, headquartered in the City of Manaus, Rio Içá Street, Ed. Celebration Smart Offices, Conj. Vieiralves, Nossa Senhora das Graças, ZIP 69053-100 nº 310 Complement 1st Floor, room 105 State of Amazonas, Registered with CNPJ nº 10.971.768/0001-66, represented in accordance with the provisions of its Articles of Incorporation, hereinafter referred to simply as LESSEE, have fair and contracted the following, which they mutually accept and agree, in accordance with the following terms and conditions, which will be governed by Federal Law No. 4,504/64 and Decree No. 59,566/66:

CLAUSE ONE - OBJECT OF THE CONTRACT

I.

The object of this Contract is a plot of land with (AREA), located in       , municipality of       ,       , of the registration       , of the Real Estate Registry Office of the city of , registered with INCRA under the n , owned by the LESSOR.

II.	The property described above exists in accordance with the attached photographic record and, in the case of the existence of any improvements, such improvements will also be utilized by the TENANT.

III.

The following are annexed to this Agreement: (i) a photographic report in which the property or leased land, in its state of conservation, are described in detail, at the time of its delivery to the TENANT; and (ii) a drawing of the leased area.

IV.

The parties may agree to replace the leased area with an equivalent leased area in the same rural property, or even to increase the leased area, provided that the parties do so expressly through an addendum, incorporating the same terms and conditions agreed upon in this Agreement.

CLAUSE TWO - PRICE

I.

The rental price of the land object of this Agreement will be R$ XXX,XX (     reais) per MONTH, which must be paid by the 5th business day of each month subsequent to the current month, by bank transfer/deposit in an account held by the LESSOR or in accordance with the LESSOR’s instructions, and LESSOR must record each lease payment in a receipt that will be delivered to the LESSEE.

II.

The LESSOR grants the LESSEE a grace period in relation to the initial months of the lease, provided that the monthly amounts will be paid starting on the 10th (tenth) month after the date of the operation known internationally as IPO (Initial Public Offering) of the LESSEE’s parent company.

III.	Lease payments will follow the monthly schedule beginning on the 10th month from the TENANT’s IPO.

IV.	The price will be readjusted every 12 months, regardless of a grace period, according to the INPC.

V.

In case of delay of a scheduled lease payment of the lease within the stipulated period, a fine of 2% (two percent) will be automatically applied on the amount of the outstanding lease payment and a default interest of 1% (one percent) per month.

CLAUSE THREE - DESTINATION OF THE PROPERTY

I.

The LESSEE expressly declares that the leased area will be destined exclusively to facilities that are part of the Autazes Potash Project in accordance with the project presented and in the process of approval with IPAAM – Institute of Environmental Protection of Amazonas owned by the LESSEE, and LESSEE further declares that it will not carry out any mineral exploration in the surface, or agricultural or extractive activities in the leased area.

II.

The LESSOR expressly agrees with the improvements that the LESSEE will need to make in the leased area in connection with the construction of the facilities of the Autazes Potash Project, from the LESSEE.

III.

The LESSEE, at the end of this Agreement, will be responsible for the decommissioning of the leased area, carrying it out in accordance with the applicable laws and regulations, within a period of      (X) years.

IV.	The LESSEE may sublet, rent, lend, or assign the leased land object of this Agreement and change its purpose, provided that it has previously notified the LESSOR.

V.	The TENANT is required to observe environmental standards, preserving the natural resources of the leased property.

VI.	The LESSOR declares that there are no Permanent Preservation and Legal Reserve areas on the land subject to this Agreement.

VII.

With respect to any activity that requires prior environmental licensing, the LESSEE is responsible for obtaining such license, bearing any legal penalties resulting from a failure to obtain such license.

VIII.

The LESSOR shall cooperate with LESSEE and provide all the necessary assistance to obtain the licenses and permits required in connection with LESSOR’s activity in the land subject to this Agreement, providing, for this purpose, documents, information and declarations.

IX.

The administration of the services to be performed in the leased property will be the sole responsibility of the LESSEE, including the hiring of personnel to assist LESSEE in the execution of the work, assuming, separately, with express exclusion of any joint liability of the LESSOR, the liabilities of a civil, labor, social security and tax nature arising from the hiring of personnel to carry out the work of any nature in the leased property. It is incumbent upon the LESSEE to pay the wages and other labor charges due to the employees, dismiss them, indemnify them, etc., as well as the compensation for material damages that may be caused by the action or omission of these personnel, during the performance of any work in the leased area.

CLAUSE FOUR - DEADLINES AND TERMINATION

I.	The lease term of the area subject to this Agreement is ( ) years, starting on of of .

II.

In the absence of notice to the contrary from either Party, during the period from sixty (60) to thirty (30) days prior to the end of the contractual term, this Agreement shall be deemed automatically renewed.

III.

Breach of contract may result in the termination of this Agreement, provided that the injured Party notifies the Violator in writing and grants a cure period of thirty (30) days for the obligations or contractual breach to be remediated, after which, without a response from the Violator, this Agreement will be considered terminated.

IV.	In the event of termination by agreement between the parties, no amounts, contract balances or fines will be due to either party.

V.	The LESSOR may not request termination before the term of this Agreement, under penalty of payment of a fine in an amount equal to 50% of the remaining balance in favor of the LESSEE.

CLAUSE FIVE - RIGHT OF FIRST REFUSAL

I.

In the event of sale of the leased property, the LESSEE shall have the right of first refusal to acquire only the leased land, on equal terms of other third parties, and the LESSOR shall publicly disclose the proposed sale by means of judicial, extrajudicial or other means of unequivocal knowledge, using digital means.

II.	The disclosure should contain the terms of the transaction and, in particular, the price and method of payment, as well as the place and time at which the relevant documentation may be examined.

III.	After the notification of proposed sale, the LESSEE will have a period of thirty (30) calendar days that are non-extendable to unequivocally express its acceptance of the sale proposal.

IV.

If the LESSEE is not notified of the sale, he/she may, by depositing the full sale price, acquire the leased land, if he/she requests it within a non-extendable period of 06 (six) months, from the publication of sale in the Property Registry.

V.

At any time, the Parties may, through free negotiation, change this AGREEMENT to a PURCHASE AND SALE, through a separate instrument, and may use the lease amounts paid up to the date of negotiation as a reduction in the sale price.

CLAUSE SIX - RIGHTS AND OBLIGATIONS

From the LESSOR:

I.

Deliver to the LESSEE the leased land described in Clause One, with its improvements, in a state of service for the use for which it is intended, and to maintain the leased land in such state, for the duration of this Agreement, unless otherwise expressly stipulated herein;

II.	Warrant to the LESSEE, during the term of this Agreement, the peaceful use of the leased land;

III.	Protect the TENANT from encumbrances and disturbance of third parties;

IV.	Be liable for issues existing prior to the lease;

V.	Provide the TENANT with a receipt detailing the amounts paid; and

VI.	Allow the TENANT access to the leased land through an easement on its remaining property, if applicable.

From the TENANT:

I.	Use the property for the agreed purpose, according to its nature and circumstances, as well as treat it as if it were the owner;

II.	Pay the lease amount on the agreed date, without delay and by the agreed method, terms and location;

III.

Immediately bring to the attention of the LESSOR any damage or defect whose repair is incumbent upon LESSOR, as well as any act of third parties and all subpoenas or notices from public authorities received in the leased area;

IV.	To care for and maintain the land and to repair any damage to its facilities caused by it and its representatives;

V.	To make the necessary improvements to the leased land, during the term of the Contract, including for the preservation of natural resources; and

VI.	Comply with all stipulated deadlines, which will become due regardless of interpellation, notification or warning, judicial or extrajudicial.

CLAUSE SEVEN - WAIVER OF CONTRACTUAL PROVISIONS

I.	None of the provisions of this Agreement may be waived or amended unless specifically formalized by means of an Amendment.

II.

The fact that one of the parties waives any default or non-compliance with obligations by the other party does not imply a waiver of this Agreement and does not induce novation, and the right to demand from the noncompliant or defaulting party, at any time, the suspension of the default or the full fulfillment of such obligation is maintained.

CLAUSE EIGHT - PROTECTION OF PERSONAL DATA

I.

The Parties undertake to act in this Cooperation Agreement in accordance with the current legislation on Personal Data Protection and the regulations of regulatory/supervisory bodies on the matter, in particular Law No. 13,709/2018 – General Personal Data Protection Law (“LGPD”).

II.

It is agreed that the Parties shall adapt in the event of modification of the legal texts indicated in the clause above or any other herein, in such a way as to require modifications in the structure or the scope of this Agreement or in the performance of the activities related to this Agreement.

III.

The parties must inform their employees, directors, agents, customers, suppliers, and partners about the current legislation on Personal Data Protection and ensure that they have all the necessary consents and notices to allow the processing of personal data of the respective data subjects as necessary for the performance of this Agreement.

IV.

The parties hereby mutually guarantee that all personal data collected, produced, received, classified, used, accessed, reproduced, transmitted, distributed, processed, archived, stored, eliminated, evaluated or controlled by information, modified, communicated, transferred, disseminated or extracted as a result of this Agreement, will be treated in accordance with the applicable legislation in force, and shall indemnify the party that did not cause the damages that it may incur due to any judicial or administrative claims, which are moral or material losses or losses and damages caused to the party, its employees, customers or suppliers and partners, including, but not limited to, expenses such as attorney’s fees, court costs and administrative fees.

V.

The parties undertake to carry out the correction, deletion, anonymization or blocking of data, when notified to do so, in cases of request by the holder of personal data to one of the signatories of this Agreement.

VI.

The parties shall keep a record of the processing of personal data they carry out, as well as adopt best practices and implement any necessary technical and organizational procedures to protect the data against accidental or unlawful destruction, loss, alteration, disclosure, dissemination, unauthorized access, or any other form of inappropriate or unlawful processing, in addition to ensuring data security within the scope of the processing of personal data.

CLAUSE NINE - CONFIDENTIALITY

I.

During the course of this Agreement and for a period of three (3) years after its termination, both parties agree to keep strictly confidential all information, data, documents and technical or commercial know-how, of any nature, shared between them in connection with this Agreement (“Confidential Information”). The parties agree not to disclose, reproduce, transmit or use in any way the Confidential Information for any purpose that is not directly related to the performance of this Agreement, except as required by law. Both parties agree to take necessary and reasonable steps to protect the confidentiality of the Confidential Information and, upon termination of this Agreement, return or destroy all Confidential Information received, as requested by the disclosing party.

II.

By signing this Agreement, the parties acknowledge and agree that any breach of this Non-Disclosure Agreement (NDA) clause will result in irreparable harm to the aggrieved party, for which monetary compensation may not be adequate. The parties agree that the aggrieved party shall be entitled to seek appropriate injunctive and compensatory relief, in addition to any other remedy available at law, to remedy such breach. This NDA clause constitutes the entire agreement between the parties regarding the confidentiality of the Confidential Information and shall supersede any prior or contemporaneous agreements, written or oral, relating to the same subject matter.

III.	The party that fails to comply with the confidentiality imposed on this Agreement will be subject to the payment of a fine in the amount of 50% of the balance of this Agreement.

IV.

The LESSEE is expressly authorized to use and present this Agreement to public agencies and municipalities for the purpose of obtaining licensing, permits and authorizations related to the activities performed by the LESSEE, not constituting an offense to this clause.

GENERAL PROVISIONS

Situations not provided for in this Agreement shall be governed by the Land Statute (Law No. 4,504/64) and by Decree No. 59,566/66 (Agricultural Partnership and Rural Lease).

The parties elect the jurisdiction of the District of Manaus/AM to resolve any dispute arising from this Agreement.

And because they are thus fair and contracted, the parties sign this Agreement in two copies of equal content, in the presence of the witnesses below.

Place and Date:

_________________________     _________________________

LESSEE LESSOR

Witnesses:

1st) Ass.

Name:

Identity:

2nd) Ass.

Name:

Identity: